EXHIBIT 99.1

Olympic Steel Reports 2013 Fourth-Quarter and Full-Year Financial Results

Net Cash From Operating Activities Increases to $55 Million in 2013

CLEVELAND, Feb. 27, 2014 (GLOBE NEWSWIRE) -- Olympic Steel, Inc., (Nasdaq:ZEUS), a national metals service center, today announced financial results for the fourth quarter and full year ended Dec. 31, 2013.

Fourth-quarter 2013 net sales were $290.5 million, down less than 1% from the $291.7 million reported for the same quarter last year. Full-year net sales declined 8.7% to $1.3 billion in 2013, down from Olympic Steel's all-time record high of $1.4 billion in 2012.

The Company reported a fourth-quarter net loss of $1.4 million, or $0.12 per diluted share, compared with a net loss of $10.1 million, or $0.92 per diluted share in the fourth quarter of 2012. Results in the prior year fourth quarter were negatively impacted by a $6.6 million goodwill impairment charge in the flat products segment.

For the full year, net income increased to $7.6 million, or $0.69 per diluted share in 2013, compared with $2.3 million, or $0.21 per diluted share last year. Results reported for 2013 included $3.6 million of LIFO income associated with the tubular and pipe products segment. This was comprised of the previously disclosed $1.9 million out-of-period adjustment recorded in the first quarter of 2013 to recognize 2012 inventory valuation changes, and an additional $1.7 million related to valuation changes in 2013.

"As expected, cashflow from operating activities rose sharply—nearly doubling to $55 million in 2013," said Chairman and Chief Executive Officer Michael D. Siegal. "This reflects inventory and other working capital improvements and allowed us to strengthen our balance sheet by further reducing debt. We also lowered costs during the year, while aligning our management and operating teams to support strategic growth.

"The next phase of our mission has already begun. Olympic Steel's geographic reach and processing and distribution capabilities are better than ever. We are now focused on execution, enhancing operational excellence and increasing sales volumes to drive more profit to the bottom line."

Conference Call and Webcast

A simulcast of Olympic Steel's 2013 fourth-quarter and full-year earnings conference call can be accessed via the Investor Relations section of the Company's website at www.olysteel.com. The simulcast will begin at 11 a.m. ET today and a replay of the call will be available for 14 days thereafter.

Forward-Looking Statements

It is the Company's policy not to endorse any analyst's sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as "may," "will," "anticipate," "should," "intend," "expect," "believe," "estimate," "project," "plan," "potential," or "continue," as well as the negative of these terms or other similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: general and global business, economic, financial and political conditions, including the ongoing effects of the global economic recovery; access to capital and global credit markets; competitive factors such as the availability, global production levels, and pricing of metals, industry shipping and inventory levels, and rapid fluctuations in customer demand and metals pricing; the cyclicality and volatility within the metals industry; the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; the ability of our new locations to achieve expected results; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; the ability to comply with the terms of our asset-based credit facility and to make the required term-loan payments; the ability of our customers and third parties to honor their agreements related to derivative instruments; customer, supplier, and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers' or our customers' personnel; the success of union contract renewals; the availability and costs of transportation and logistical services; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives and our business information system implementations; the successes of our operational excellence initiatives to improve our operating systems, cultural systems and management systems; the successes of our strategic efforts and initiatives to increase sales volumes, maintain or improve working capital turnover and free cash flows, manage inventory turnover, improve our customer service, and achieve cost savings; the timing and outcome of inventory lower of cost or market adjustments; the inflation or deflation existing within the metals industry, as well as our product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the last-in, first-out, or LIFO, inventory reserve; the adequacy of our existing information technology and business system software; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to generate free cash flow through operations and decreased future capital expenditures, reduce inventory and repay debt within anticipated time frames; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including potential impairment charges; the enacted federal healthcare legislation's impact on the healthcare benefits required to be provided by us and the impact of such legislation on our compensation and administrative costs; and unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters, including any developments that would require an increase in our costs for such contingencies. Further information on these and other risks and uncertainties is provided under Item 1A "Risk Factors" of our Annual Report on Form 10-K, which disclosure is incorporated herein by reference, and elsewhere in reports that the Company files or furnishes with the SEC. This release speaks only as of its date and the Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. You are advised, however, to consult any further disclosures the Company makes on related subjects in its reports filed with or furnished to the SEC.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale and distribution of large volumes of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel and aluminum products. The Company's CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricates pressure parts for the electric utility industry. Headquartered in Cleveland, Ohio, Olympic Steel operates from 34 facilities in North America.

For additional information, please visit the Company's website at http://www.olysteel.com or http://www.b2i.us/profiles/investor/ContactUs.asp?BzID=2195.

-Financial Tables Follow-

Olympic Steel, Inc.
Consolidated Statements of Comprehensive Income
(in thousands, except per-share data)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2013	2012	2013	2012
	(unaudited)		(audited)
Net sales	$ 290,473	$ 291,724	$ 1,263,331	$ 1,383,701

Costs and expenses

Cost of materials sold (excludes items shown separately below)	230,227	234,793	999,207	1,113,852
Warehouse and processing	21,313	20,497	84,332	84,389
Administrative and general	16,583	15,606	68,520	68,253
Distribution	8,382	8,048	35,076	35,009
Selling	5,963	6,647	24,905	27,635
Occupancy	2,274	2,175	9,395	8,671
Depreciation	5,634	5,335	21,352	19,971
Amortization	222	222	889	889
Goodwill impairment	--	6,583	--	6,583

Total costs and expenses	290,598	299,906	1,243,676	1,365,252

Operating income (loss)	(125)	(8,182)	19,655	18,449

Asset impairment charge of joint venture real estate	--	(36)	--	(36)
Other income (loss), net	(10)	(7)	(28)	83

Income (loss) before interest and income taxes	(135)	(8,225)	19,627	18,496
Interest and other expense on debt	1,648	1,946	6,703	8,357

Income (loss) before income taxes	(1,783)	(10,171)	12,924	10,139
Income tax provision (benefit)	(401)	(53)	5,277	7,862

Net income (loss)	$ (1,382)	$ (10,118)	$ 7,647	$ 2,277

Net gain (loss) on interest rate hedge, net of tax	52	(11)	142	(579)

Total comprehensive income (loss)	$ (1,330)	$ (10,129)	$ 7,789	$ 1,698

Earnings per share:

Net income (loss) per share - basic	$ (0.12)	$ (0.92)	$ 0.69	$ 0.21

Weighted average shares outstanding - basic	11,075	10,993	11,065	10,989

Net income (loss) per share - diluted	$ (0.12)	$ (0.92)	$ 0.69	$ 0.21

Weighted average shares outstanding - diluted	11,075	10,993	11,074	10,995

Olympic Steel, Inc.
Consolidated Balance Sheets
(in thousands)

	At Dec. 31,
	2013	2012
	(audited)
Assets

Cash and cash equivalents	$ 3,186	$ 7,782
Accounts receivable, net	115,288	112,841
Inventories, net (includes LIFO debit of $3,572 as of Dec. 31, 2013)	286,371	290,023
Prepaid expenses and other	12,786	11,731
Total current assets	417,631	422,377

Property and equipment, at cost	361,368	347,935
Accumulated depreciation	(170,484)	(151,608)
Net property and equipment	190,884	196,327

Goodwill	40,787	40,787
Intangible assets, net	35,535	35,424
Other long-term assets	13,512	11,079
Total assets	$ 697,349	$ 705,994

Liabilities

Current portion of long-term debt	$ 13,090	$ 15,282
Accounts payable	126,012	101,471
Accrued payroll	10,723	10,705
Other accrued liabilities	15,808	14,984
Total current liabilities	165,633	142,442

Credit facility revolver	146,075	177,575
Other long-term debt	40,104	48,854
Other long-term liabilities	13,445	11,410
Deferred income taxes	33,476	35,856
Total liabilities	398,733	416,137

Shareholders' Equity

Preferred stock	--	--
Common stock	124,118	122,272
Accumulated other comprehensive loss	(437)	(579)
Retained earnings	174,935	168,164
Total shareholders' equity	298,616	289,857
Total liabilities and shareholders' equity	$ 697,349	$ 705,994

Olympic Steel, Inc.
Segment Financial Information
(in thousands)

	Three Months Ended		Twelve Months Ended
	Dec. 31,		Dec. 31,
	(unaudited)		(audited)
	2013	2012	2013	2012
Net sales
Flat products	$ 235,114	$ 234,472	$ 1,026,769	$ 1,138,063
Tubular and pipe products	55,359	57,252	236,562	245,638
Total net sales	$ 290,473	$ 291,724	$ 1,263,331	$ 1,383,701

Depreciation and amortization
Flat products	$ 4,294	$ 4,274	$ 16,883	$ 16,065
Tubular and pipe products	1,512	1,283	5,308	4,795
Corporate	50	--	50	--
Total depreciation and amortization	$ 5,856	$ 5,557	$ 22,241	$ 20,860

Operating income (loss)
Flat products	$ (324)	$ (10,183)	$ 12,106	$ 7,030
Tubular and pipe products	1,915	3,115	14,981	17,997
Corporate expense	(1,717)	(1,114)	(7,432)	(6,578)
Total operating income (loss)	$ (126)	$ (8,182)	$ 19,655	$ 18,449

Other income (loss), net	(10)	(43)	(28)	47
Income (loss) before interest and income taxes	$ (136)	$ (8,225)	$ 19,627	$ 18,496

Interest and other expense on debt	1,648	1,946	6,703	8,357
Income (loss) before income taxes	$ (1,784)	$ (10,171)	$ 12,924	$ 10,139

Capital expenditures
Flat products	$ 857	$ 2,291	$ 3,794	$ 17,004
Tubular and pipe products	1,925	795	11,616	6,369
Corporate	688	--	688	--
Total capital expenditures	$ 3,470	$ 3,086	$ 16,098	$ 23,373

	At Dec. 31,
	2013	2012
Goodwill
Flat products	$ 500	$ 500
Tubular and pipe products	40,287	40,287
Total goodwill	$40,787	$40,787

Total assets
Flat products	$ 473,397	$ 480,487
Tubular and pipe products	223,314	225,507
Corporate	638	--
Total assets	$ 697,349	$ 705,994

Other Information:
(in thousands, except per-share data)	At Dec. 31,
	2013	2012

Shareholders' equity per share	$ 27.24	$ 26.54

Debt-to-equity ratio	0.67 to 1	0.83 to 1

Twelve Months Ended
Dec. 31,
	2013	2012

Net cash from operating activities	$ 54,681	$ 27,741

Cash dividends per share	$ 0.08	$ 0.08
CONTACT: IR Contact:
         Matthew J. Dennis, CFA
         Olympic Steel Investor Relations
         (216) 672-0522